Exhibit 21.1
DOMA HOLDINGS, INC.
LIST OF SUBSIDIARIES
(As of August 3, 2021)

Name of Subsidiary	Incorporation
States Title Holding, Inc.	Delaware
States Title, LLC	Delaware
North American Title Insurance Company	South Carolina
North American Services, LLC	California
Spear Agency Acquisition Inc.	Delaware
Title Agency Holdco, LLC	Delaware
North American Title Company	Illinois
Doma Insurance Agency of Indiana, LLC	Indiana
North American Title Company	Maryland
Doma Insurance Agency of Minnesota, Inc.	Minnesota
North American Title Company	Texas
Doma Insurance Agency of Utah, LLC	Delaware
North American Title Agency, Inc.	New Jersey
Doma Insurance Agency of Florida, Inc.	Florida
NASSA LLC	Florida
Doma Insurance Agency, Inc.	Delaware
North American Title Company, Inc.	California
Doma Trustee Services, LLC	Virginia
North American Asset Development, LLC	California
North American Title Company	Arizona
North American Title Company of Colorado	Colorado
North American Title Company	Nevada